Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated July 12, 2002, in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-114702) and related Prospectus of The Active Network, Inc., expected to be filed on or about June 22, 2004.

/s/ Ernst & Young LLP

San Diego, California

June 18, 2004